Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2005, relating to the financial statements and financial statement schedule of PC Connection, Inc. appearing in the Annual Report on Form 10-K of PC Connection, Inc. for the year ended December 31, 2004.

/s/    Deloitte & Touche LLP

Boston, Massachusetts

December 16, 2005